Exhibit 10.1
MOLECULAR INSIGHT PHARMACEUTICALS, INC.
DANIEL PETERS INDUCEMENT GRANT
NONQUALIFIED STOCK OPTION AWARD AGREEMENT
Mr. Daniel L. Peters
6 Whitesell Lane
Newtown, PA 18940
Dear Mr. Peters:
     Molecular Insight Pharmaceuticals, Inc., a Massachusetts corporation (the “Company”) hereby grants an option to you to purchase from the Company one hundred twenty five thousand (125,000) shares of Common Stock of the Company (the “Option”) at an exercise price per share equal to $5.70, which grant shall be subject to all of the terms and conditions set forth below in this Option Award Agreement (the “Option Award”).
     This Option is granted outside the Company’s Amended and Restated 2006 Equity Incentive Plan and is not intended to satisfy the requirements of Section 422 of the Internal Revenue Code and thus shall not be an “incentive stock option.” This Option is being granted as an “employee inducement award” within the meaning of Rule 4350(i)(1)A)(iv) of the NASDAQ Stock Market Marketplace Rules.

Definitions:	Certain capitalized terms used in this Option Award are defined as follows:
(a)	“Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Company within the meaning of Code Sections 414(b) or (c), provided that, in applying such provisions, the phrase “at least 50 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Cause” shall mean a vote of the Board of the Company resolving that you should be dismissed as a result of (i) the commission of any act constituting financial dishonesty against the Company (which act would be chargeable as a crime under applicable law); (ii) engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Board, would materially adversely affect the business or the reputation of the Company with its customers, suppliers, lenders and/or other third parties with whom the Company does business; (iii) the repeated failure to follow the written directives of the Board, which failure has not been corrected within 30 days after written notice from the Board, or (iv) any material violation of the Company’s written policies, or willful and deliberate non-performance of duty in connection with the business affairs of the Company, after written warning of such violation from the Board and failure to remedy the same within 30 days after such notice.

(d)	“Change of Control” means the occurrence of any one of the following events after the Grant Date:
     (i) A change in the ownership of the Company, which shall occur on the date that any one Person, or more than one Person Acting as a Group (as defined below), other than Excluded Person(s) (as defined below), acquires ownership of the stock of the Company that, together with the stock then held by such Person or group, constitutes more than fifty percent (50%) of the total fair market value of the stock of the Company. However, if any one Person or more than one Person Acting as a Group is considered to own more than fifty (50%) of the total fair market value of the stock of the Company, the acquisition of additional stock by the same Person or Persons is not considered to cause a Change of Control.
     (ii) A change in the effective control of the Company, which shall occur on the date that:
     (A) Any one Person, or more than one Person Acting as a Group, other than Excluded Person(s), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company. However, if any one Person or more than one Person Acting as a Group is considered to own more than thirty-five percent (35%) of the total voting power of the stock of the Company, the acquisition of additional voting stock by the same Person or Persons is not considered to cause a Change of Control; or
     (B) A majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election.
     (iii) A change in the ownership of a substantial portion of the Company’s assets, which shall occur on the date that any one Person, or more than one Person Acting as a Group, other than Excluded Person(s), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total Gross Fair Market Value (as defined below) equal to more than sixty percent (60%) of the total Gross Fair Market Value of all the assets of the Company immediately prior to such acquisition or acquisitions, other than an Excluded Transaction (as defined below).

For purposes of this subsection (d):
     “Gross Fair Market Value” means the value of the assets of the Company, or the value of the assets being disposed of, as applicable, determined without regard to any liabilities associated with such assets.
     Persons will be considered to be “Acting as a Group” if they act in concert, provided that Persons will not be considered to be Acting as a Group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering, or solely because they purchase assets of the Company at the same time, or as a result of the same public offering, as the case may be. However, Persons will be considered to be Acting as a Group if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company.
     The term “Excluded Transaction” means any a transaction in which assets are transferred to: (A) a shareholder of the Company (determined immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company (determined after the asset transfer); (C) a Person, or more than one Person Acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company (determined after the asset transfer); or (D) an entity at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (C) (determined after the asset transfer).
     The term “Excluded Person(s)” means (A) the Company or any of its Affiliates, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company.
     The term “Change of Control” as defined above shall be amended and construed in accordance with any subsequent guidance, rules or regulations promulgated by the Internal Revenue Service in construing the rules and regulations applicable to Code Section 409A.
(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Committee” means the Compensation Committee of the Board (or a successor committee with the same or similar authority).

(g)	“Common Stock” means the common stock of the Company.

(h)	“Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months, as determined by the Committee. The Committee may request such evidence of disability as it reasonably determines.

(i)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)	“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(k)	“Retirement” means, with respect to any employee, termination of employment from the Company and its Affiliates (for other than Cause) on or after attainment of age fifty-five (55) and completion of ten (10) years of continuous service with the Company and its Affiliates, and with respect to any Director, means the Director’s resignation or failure to be re-elected following completion of the Director’s term.

Grant Date:	August 11, 2009

Type of Option:	Nonqualified Stock Option

Number of Option Shares:	125,000 shares of Common Stock

Exercise Price per Share:	US$5.70

Expiration:	Close of business at the Company headquarters on the tenth (10th) anniversary of the Grant Date, subject to earlier termination as described under “Termination of Employment or Service Arrangement.”

Vesting:
Your Option will vest in installments upon achievement of certain performance goals as specified in Appendix A hereto, provided you are continuously employed by, or continuously provide services to, the Company or an Affiliate until and on each applicable achievement date of applicable performance goals, and subject to the acceleration of vesting in the event of a Change of Control or termination without Cause as provided below.

Termination of Employment or Service Arrangement
If your employment or service arrangement with the Company and its Affiliates is terminated by the Company or its Affiliates without Cause, the unvested portion of your Option that otherwise would have vested in the then-current fiscal year if the applicable milestone(s) had been achieved in that year and if you had remained employed during such period will automatically vest upon the date of termination. After giving effect to such acceleration, the vested portion of your Option will terminate on the Close of Business of the first (1st) anniversary date of such termination without Cause, and the then-unvested portion of your Option will terminate on the date of such termination.

If your employment or service arrangement terminates as a result of death or Disability, the vested portion of your Option will terminate on the Close of Business of the first (1st) anniversary date of such termination as a result of death or Disability, and the unvested portion of your Option will terminate on the date of such termination.

If your employment terminates as a result of your resignation or Retirement, the vested portion of your Option will terminate ninety (90) calendar days after the date of your termination of employment, and the unvested portion of your Option will terminate on the date of such termination.

If your employment or service arrangement is terminated for Cause, your entire Option (whether vested or unvested) is terminated immediately on the date of termination. In addition, if you have submitted a notice of exercise that has not yet been processed and your employment or service arrangement is terminated for Cause, your notice of exercise will be rescinded and your exercise price will be returned to you.

If your employment or service arrangement terminates for any other reason other than as described above, the vested portion of your Option will terminate ninety (90) calendar days after the date of the termination, and the unvested portion of your Option will terminate on the date of such termination.

Change of Control:
In the event of a Change of Control of the Company during the period that you are employed with the Company or providing services to the Company, your Option will become vested in full immediately prior to the consummation of such Change of Control and notwithstanding the provisions of above, will be exercisable until the later of (i) the Close of Business on the first (1st) anniversary date of such Change of Control or (ii) the Close of Business on the first (1st) anniversary date of your termination if your employment is terminated after such Change of Control. Notwithstanding any of the foregoing provisions, in no event may you exercise the vested portion of your Option (pursuant to regular vesting schedules or as a result of acceleration) after the Close of Business on the tenth (10th) anniversary of the Grant Date.

Manner of Exercise:
You may exercise your Option only to the extent vested and only if the Option has not terminated. To exercise your Option, you must complete the “Notice of Stock Option Exercise” form provided by the Company and return it to the address indicated on the form. Your form must specify how many shares you wish to purchase and will explain how you must satisfy the exercise price and withholding taxes due, if any, upon exercise. The form will be effective when it is received by the Company.

If someone else wants to exercise your Option after your death, that person must contact the Company and prove to the Company’s satisfaction that he or she is entitled to do so. Your ability to exercise the Option may be restricted by the Company if required by applicable law, any Company policy or any agreement between the Company and its underwriters.

Requirements of Law and Securities Exchange:
The granting of this Option and the issuance of shares of Common Stock in connection with the exercise of this Option are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Option Award, the Company has no liability to deliver any shares of Common Stock under this Option or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until you have taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any shares issued under this Option as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the applicable requirements of any national securities exchanges.

Transferability:
You may not transfer or assign your Option for any reason, other than under your will or as required by intestate laws. Any attempted transfer or assignment in violation of this provision will be null and void. During your lifetime, only you (or your guardian or legal representative if approved by the Company in the event of your incapacity) are entitled to exercise the vested portion of your Option.

Restrictions on Resale:
By accepting the Option, you agree not to sell any Shares acquired under the Option at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

No Right to Continue Employment or Service:
Neither this Option nor any related material shall give you the right to continue in employment by or perform services to the Company or shall adversely affect the right of the Company to terminate your employment or service relationship with the Company with or without Cause at any time.

No Fractional Shares:
No fractional shares of Common Stock may be issued or delivered pursuant to the exercise of this Option, and the Committee may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional shares, or whether such fractional shares or any rights to fractional shares will be canceled, terminated or otherwise eliminated.

Tax Withholding:
This Option has been granted subject to the condition that you consent to whatever action the Committee directs to satisfy the statutory federal and state tax withholding requirements, if any, which the Company determines are applicable upon the exercise of this Option.

Availability of Annual Report to Stockholders and Other SEC Filings:
A copy of the Company’s most recent annual report to stockholders and other filings made with the Securities and Exchange Commission are available on the Company’s internet website, www.molecularinsight.com, under the “Investors Relations” section. If you would like to receive a paper copy of the Company’s most recent annual report to stockholders and other filings made by the Company with the Securities and Exchange Commission, please contact Vice President and General Counsel of the Company.

Miscellaneous:	•	This Option Award shall be governed by the laws of the Commonwealth of Massachusetts, without reference to any conflict of law principles.
•	This Option Award may be amended only by written consent signed by you and the Company, except to the extent the amendment is not to your detriment or the Committee deems it necessary to comply with any applicable law or listing requirement of any principal securities exchange or market on which the Company’s common stock is then traded, or to preserve favorable accounting treatment of the Option for the Company.

•	As a condition of the granting of the Option, you agree, for yourself and your legal representatives or guardians, that this Option Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Option Award and any determination made by the Committee pursuant to this Option Award shall be final, binding and conclusive.

•	This Option Award may be executed in counterparts.
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MOLECULAR INSIGHT PHARMACEUTICALS, INC.
By:	/s/ Charles H. Abdalian, Jr.
Authorized Officer
OPTIONEE’S ACCEPTANCE
BY SIGNING BELOW AND ACCEPTING THIS INDUCEMENT STOCK OPTION AWARD, OPTIONEE AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN.

/s/ Daniel L. Peters

Optionee Signature

Print Name:	Daniel L. Peters

Address:	6 Whitesell Lane

Newtown, PA 18940